SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 7, 2005

FORTUNE OIL & GAS, INC.
(Exact name of registrant as specified in Charter)

Nevada	000-51484	88-0393369
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

305-1656 Martin Drive
White Rock, British Columbia
Canada, V4A 6E7
(Address of Principal Executive Offices)

604-531-0385
(Issuer Telephone number)

This Form 8-K and other reports filed by Fortune Oil & Gas, Inc. (the "Registrant" or the “Company”) from time to time with the Securities and Exchange Commission (collectively the "Filings") contain forward looking statements and information that are based upon beliefs of, and information currently available to, the Registrant's management as well as estimates and assumptions made by the Registrant's management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative if these terms and similar expressions as they relate to the Registrant or the Registrant's management identify forward looking statements. Such statements reflect the current view of the Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors relating to the Registrant's industry, operations and results of operations and any businesses that may be acquired by the Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Item  8.01 Other Events

On August 26, 2005, the Company’s wholly owned subsidiary Indo-Pacific Resources (Java) Ltd. (“IPRJ”) filed a Request for Arbitration (the “Complaint”) against Camar Resources Canada Inc. (the Company’s joint venture partner and owner of the 70% working interest in the Bawean PSC and hereinafter “CRC”) with the International Court of Arbitration (the “Court”) in Paris, France (Indo-Pacific Resources (Java) Ltd . v. Camar Resources Canada Inc.; International Chamber of Commerce, International Court of Arbitration, Paris, France). This arbitration proceeding has been assigned Matter Number 13 988 EBS. The Complaint alleges CRC breached the Joint Operating Agreement (the “JOA”) that the parties entered into on November 26, 2004 and also breached its fiduciary duty to IPRJ by failing to take all necessary acts to commence oil production in the Camar Field. Among other things, IPRJ alleges that CRC breached the JOA by failing to purchase, charter, or otherwise engage a sea vessel for the storage of oil produced from the Camar Field. IPRJ also alleges that an agreement, either express or implied, exists regarding the use of a mooring system at the Camar Field (the “Mooring System Agreement”) and for which CRC, as operator of the Camar Field, is obligated to pay a daily fixed-cost charge, which it has failed to do. IPRJ seeks a finding that such breaches constitute sufficient grounds for the removal of CRC as operator under the JOA and for the appointment of a new operator that IPRJ can choose without any input from CRC. IPRJ is seeking monetary damages including approximately $4,850,000 for lost profits that will increase at a net rate of $550,000 every month (based on current crude prices) for every month the Camar field is not put into production, and also approximately $319,440 for the fixed charges related to the mooring system and which will also continue to accrue at an average monthly rate of $36,500.

On October 7, 2005, CRC filed an Answer to IPRJ’s Request for Arbitration and also a Counterclaim against IPRJ. CRC denies the breaches of JOA alleged by IPRJ and also alleges that no agreement exists regarding the use of a mooring system at the Camar Field. Further, CRC claims that IPRJ’s claim for non-payment for the mooring system charge is not a claim subject to this arbitration because it is a collateral claim and does not arise under the JOA, and that a claim for unjust enrichment or quantum meruit is not a matter that falls under the jurisdiction of the arbitration proceedings. CRC’s Counterclaim alleges IPRJ has breached the Asset Purchase and Sale Agreement (“PSA”) that the parties entered into on November 26, 2004 because IPRJ has failed to settle all of IPRJ’s trade debts and value added tax principal obligations (including tax penalties and associated interest charges owed to Indonesia and hereinafter referred to as the “Settlement Obligations”) under the PSA. As a result of IPRJ’s breach, CRC alleges that BPMIGAS, the Indonesian regulatory body charged with approving the work program and budget required to commence oil production under the Bawean PSC, did not approve the 2004 and 2005 work programs and budgets for operation of the Camar Field. CRC is seeking monetary damages including $12,000,000 representing lost production suffered by CRC because of IPRJ’s failure to settle the Settlement Obligations, $1,000,000 per month commencing on the date of the filing of the Complaint for each month production is not obtained from the properties subject to the Bawean PSC, and an award of costs and interest on the damage amounts stated above.

The Company intends to vigorously defend CRC’s allegations.

The Company commenced the Arbitration against CRC in order to force CRC to be responsive and to act promptly and definitively in acquiring a new storage tanker for operations at the Camar field. The Company maintains that the single biggest obstacle to resuming production, and the single most critical factor in assessing why production has ceased is the lack of a storage tanker to hold oil pending sale. Accordingly, the Company maintains that upon installation of a new storage tanker CRC and the Company will be able to commence oil production and the Indonesian government will approve the work program and budget. The Company believes that once the storage tanker is operational in the Camar field and production resumes, all matters under the Arbitration will be resolved. While the Company believes this matter will be fully resolved in a manner not adverse to the Company, the Company cannot control the outcome of the Arbitration and cannot determine presently what losses, if any, it may sustain.

Item 9.01  Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortune Oil & Gas, Inc.

Dated: October 13, 2005	By:	/s/ James B. Wensveen
Chief Executive Officer